AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on October 1, 2007, by and among Elite Artz, Inc, a Nevada corporation (“ELITE”), Parkade International Limited, a British Virgin Islands holding company (“PARKADE”), and Clifford Manufacturing Co. Ltd. (“CLIFFORD MANUFACTURING”), the sole shareholder of PARKADE.

RECITALS

WHEREAS, ELITE and CLIFFORD MANUFACTURING desire to complete a share exchange transaction pursuant to which ELITE shall acquire all of the equity ownership of PARKADE in exchange for a certain number shares of the voting stock of ELITE as set forth below; and

WHEREAS, The Board of Directors of ELITE and the Board of Directors of PARKADE have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, CLIFFORD MANUFACTURING is the owner of all capital stock of PARKADE;

WHEREAS, PARKADE, through its wholly-owned subsidiary Guangzhou Clifford Development (Panyu) Ltd, a company registered under the laws of the People’s Republic of China (“Guangzhou Clifford  Panyu”), owns certain real property located at Shawan, Panyu which totals approximately 800,000 square feet located in a real estate project known as Clifford Gardens (“Clifford Gardens”).  Clifford Gardens will consist of 18 blocks of high-rise residential buildings with a total saleable area of approximately 1,500,000 square feet; and

WHEREAS, Lun Kee Pang is the ultimate beneficial owner of CLIFFORD MANUFACTURING and hence PARKADE.

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), ELITE shall acquire 100% ownership of PARKADE from CLIFFORD MANUFACTURING.  The consideration to be paid by ELITE to CLIFFORD MANUFACTURING shall be a total of 43,881,200 shares of  the common stock, par value $0.001 per share (“Common Shares”) and 5,000,000 shares of the Series A  Preferred Stock, par value, $0.001 per share (“Series A Preferred Shares” and, collectively with the Common Shares,  the “Exchange Shares”) in exchange for 100% of the outstanding equity of PARKADE (the “Parkade Shares”)(such share exchange shall be referred to herein as the “Exchange”). The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the Exchange , ELITE shall have a total of 50,000,000 shares of its Common Stock issued and outstanding and 5,000,000 shares if its Series A Preferred Stock issued and outstanding.  Each share of Series A Preferred Stock shall be initially convertible into ten (10) shares of Common Stock at the option of the holders, subject to the availability of Common Shares, at any time and from time to time after the original issue date.  The Series A Preferred Shares are described in more detail in the Certificate of Designations attached as Exhibit A hereto.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

 ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of ELITE. ELITE represents and warrants to CLIFFORD MANUFACTURING as follows:

(a)       Organization, Standing and Power. ELITE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary

(b)       Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of ELITE consists of 50,000,000 shares of Common Stock with a par value of $0.001 per share and 20,000,000 shares of Preferred Stock with a par value of $0.001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of ELITE approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. No other persons have any other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ELITE at any time, or upon the happening of any stated event, any shares of the capital stock of ELITE whether or not presently issued or outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of ELITE, which have been delivered to CLIFFORD MANUFACTURING, are true, correct and complete copies thereof. The minute book of ELITE, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of shareholders of ELITE since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. ELITE has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ELITE. No other corporate or shareholder proceedings on the part of ELITE are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of ELITE or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ELITE which violation would have a material adverse effect on ELITE taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to ELITE in connection with the execution and delivery of this Agreement by ELITE or the consummation by ELITE of the transactions contemplated hereby.

(f)    Books and Records. ELITE has made and will make available for inspection by CLIFFORD MANUFACTURING upon reasonable request all the books of ELITE relating to the business of ELITE. Such books of ELITE have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to CLIFFORD MANUFACTURING by ELITE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. ELITE is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities. ELITE has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of ELITE, threatened against or affecting ELITE which is reasonably likely to have a material adverse effect on ELITE, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ELITE having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns. ELITE has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon ELITE.

(k)

Listing Status.  ELITE remains current in its filings with the SEC or applicable regulatory authority and remains eligible for quotation on the OTCBB.

2.2    Representations and Warranties of CLIFFORD MANUFACTURING. CLIFFORD MANUFACTURING represents and warrants to ELITE as follows:

(a)    Organization, Standing and Power. PARKADE is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands.   Guangzhou Clifford Panyu is duly incorporated, validly existing and in good standing under the laws of the People’s Republic of China.   Each of PARKADE and Guangzhou Clifford Panyu has all requisite power and authority to own, lease and operate its properties, to enter into and perform its respective obligations under this Agreement and to carry on its respective business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the respective business of PARKADE or Guangzhou Clifford Panyu  taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean with respect to PARKADE or Guangzhou Clifford Panyu, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of PARKADE or Guangzhou Clifford Panyu, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.Except as provided in this Agreement no person has any options, warrants, calls, agreements or other rights to purchase or otherwise acquire from CLIFFORD MANUFACTURING at any time, or upon the happening of any stated event, any share of the capital stock of PARKADE or Guangzhou Clifford Panyu.

PARKADE is the owner of 100% of the outstanding equity of Guangzhou Clifford Panyu, free and clear of all liens and other encumbrances.

(c)    Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of PARKADE and Guangzhou Clifford Panyu, which will be delivered to ELITE, are true, correct and complete copies thereof. The minute books of PARKADE and Guangzhou Clifford Panyu which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholder of PARKADE and of the Board of Directors and shareholder of Guangzhou Clifford Panyu since their respective dates of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. CLIFFORD MANUFACTURING has all requisite power to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby.  No other corporate, shareholder or other proceedings on the part of CLIFFORD MANUFACTURING are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of PARKADE or Guangzhou Clifford Panyu or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PARKADE or Guangzhou Clifford Panyu or any of their respective  properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of PARKADE or Guangzhou Clifford Panyu  taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PARKADE or Guangzhou Clifford Panyu in connection with the execution and delivery of this Agreement by CLIFFORD MANUFACTURING, or the consummation by CLIFFORD MANUFACTURING of the transactions contemplated hereby.

(f)    Books and Records. CLIFFORD MANUFACTURING has made and will make available for inspection by ELITE upon reasonable request all the books of account, relating to the business of PARKADE and Guangzhou Clifford Panyu. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ELITE by CLIFFORD MANUFACTURING are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. Each of PARKADE and Guangzhou Clifford Panyu is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental

Entity applicable to it, its respective properties or the operation of its respective businesses.

(h)    Liabilities and Obligations. Neither PARKADE nor Guangzhou Clifford Panyu has any material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the PARKADE financial statements previously delivered to ELITE that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of CLIFFORD MANUFACTURING threatened against or affecting PARKADE or Guangzhou Clifford Panyu , which is reasonably likely to have a material adverse effect on PARKADE or Guangzhou Clifford Panyu, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PARKADE or Guangzhou Clifford Panyu having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes. Each of PARKADE and Guangzhou Clifford Panyu has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and each of PARKADE and Guangzhou Clifford Panyu has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. CLIFFORD MANUFACTURING does not know of (i) any other tax returns or reports that are required to be filed which have not been so filed or (ii) any unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property. Each of PARKADE and Guangzhou Clifford Panyu owns or possesses in the operation of its respective business all material authorizations which are necessary for it to conduct its respective business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3    Representations and Warranties of CLIFFORD MANUFACTURING. By execution of this Agreement, CLIFFORD MANUFACTURING represents and warrants to ELITE as follows:

(a)    Shares Free and Clear. The PARKADE Shares are owned by CLIFFORD MANUFACTURING free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. CLIFFORD MANUFACTURING has the unqualified right to sell, assign, and deliver the PARKADE Shares and, upon consummation of the transactions contemplated by this Agreement, ELITE will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized. CLIFFORD MANUFACTURING is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such CLIFFORD MANUFACTURING is a party or by which such CLIFFORD MANUFACTURING is bound.

(d)    Share Ownership. CLIFFORD MANUFACTURING is presently the sole shareholder of PARKADE, and owns 100% of the equity ownership of PARKADE.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

RESERVED

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Capital Structure.

The capital structure of ELITE shall remain unchanged from the date of execution of this Agreement through the Effective Time.   ELITE shall not allot or issue any shares, options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ELITE at any time, or upon the happening of any stated event, any shares of the capital stock of ELITE prior to the Effective Time.

4.2

Restricted ELITE Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.3    Access to Information. Upon reasonable notice, ELITE and PARKADE shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to PARKADE, Guangzhou Clifford Panyu, access to all their respective properties, books, contracts, commitments and records and, during such period, each of ELITE and PARKADE shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel (and in the case of PARKADE, the business, properties and personnel of Guangzhou Clifford Panyu) as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.4 Legal Conditions to Exchange. Each of CLIFFORD MANUFACTURING, and ELITE shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the CLIFFORD MANUFACTURING, ELITE, PARKADE or Guangzhou Clifford Panyu or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. CLIFFORD MANUFACTURING represents and warrants that it has obtained the appropriate required consents of the PRC government, if any

5.2    Conditions to Obligations of ELITE. The obligation of ELITE to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ELITE:

(a)    Representations and Warranties. The representations and warranties of CLIFFORD MANUFACTURING set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CLIFFORD MANUFACTURING shall each have complete all government and legal process and received all government and legal consents required to transfer 100% of the ownership of the Parkade Shares from CLIFFORD MANUFACTURING to ELITE.

 (b)  Tradability.  The Common Stock of ELITE shall remain listed for trading on the OTC Bulletin Board and ELITE shall not have received any notice that its Common Stock is subject to being delisted therefrom.

(c)   Performance of Obligations of CLIFFORD MANUFACTURING.   CLIFFORD MANUFACTURING shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and ELITE shall have received a certificate signed on behalf of CLIFFORD MANUFACTURING to such effect.

(d)    Closing Documents. ELITE shall have received all closing documents as counsel for ELITE shall reasonably request.

(e)    Consents. CLIFFORD MANUFACTURING and Guangzhou Clifford Panyu shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ELITE, individually or in the aggregate, have a material adverse effect on PARKADE and of its subsidiaries and related entities, including Guangzhou Clifford Panyu taken as a whole upon the consummation of the transactions contemplated hereby. PARKADE shall also have received the approval of CLIFFORD MANUFACTURING in accordance with applicable law.

(f)    Due Diligence Review. ELITE shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of PARKADE and Guangzhou Clifford Panyu and shall not have determined that any of the representations or warranties of CLIFFORD MANUFACTURING contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that CLIFFORD MANUFACTURING is otherwise in violation of any of the provisions of this Agreement.

(g)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ELITE, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against PARKADE, CLIFFORD MANUFACTURING or Guangzhou Clifford Panyu, the consequences of which, in the judgment of ELITE, could be materially adverse to PARKADE or Guangzhou Clifford Panyu.

5.3    Conditions to Obligations of CLIFFORD MANUFACTURING. The respective obligations of CLIFFORD MANUFACTURING to effect the Exchange are subject to the satisfaction of the following conditions unless waived by CLIFFORD MANUFACTURING:

(a)    Representations and Warranties. The representations and warranties of ELITE set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, CLIFFORD MANUFACTURING shall have received a certificate signed on behalf of ELITE by the President to such effect.

(b)    Performance of Obligations of ELITE. ELITE shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CLIFFORD MANUFACTURING shall have received a certificate signed on behalf of ELITE by the President to such effect.

(c)    Closing Documents. CLIFFORD MANUFACTURING shall have received (i) an original copy of the resolution from ELITE’s current directors appointing designees of CLIFFORD MANUFACTURING to ELITE’s Board of Directors; (ii) letters of resignation from ELITE’s current officers and directors to be effective upon Closing and after the appointments described in clause (i); and (iii) all other closing documents as counsel for CLIFFORD MANUFACTURING shall reasonably request.

(d)    Consents. ELITE shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review. CLIFFORD MANUFACTURING shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ELITE and shall not have determined that any of the representations or warranties of ELITE contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ELITE is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CLIFFORD MANUFACTURING, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ELITE the consequences of which, in the judgment of CLIFFORD MANUFACTURING, could be materially adverse to ELITE.

ARTICLE VI

COMPLETION

6.1

At Completion,

6.1.1 CLIFFORD MANUFACTURING shall deliver or cause to be delivered to ELITE:

(a) duly executed instruments of transfer in respect of the Parkade Shares accompanied by the relevant certificates for the Parkade Shares, if applicable, in the name of ELITE;

(b) a copy of board resolutions or minutes, certified by a director of CLIFFORD MANUFACTURING, approving this Agreement and the transfer of the Parkade Shares; and

(c) other documents necessary to transfer the Parkade Shares.

6.2

At Completion,

6.2.1 Elite shall deliver or cause to be delivered to CLIFFORD MANUFACTURING:

(a) duly executed instruments of transfer in respect of the Exchange Shares accompanied by the relevant certificates for the Exchange Shares, if applicable, in the name of CLIFFORD MANUFACTURING or its nominees;

 (b) copy of board resolutions or minutes, certified by a director of ELITE, approving the allotment and issue of the Exchange Shares;

(c) other documents necessary to allot and issue the Exchange Shares as fully paid and non-assessable; and

(d)  a copy of board resolutions or minutes, certified by a director of ELITE, appointing a person, nominated by CLIFFORD MANUFACTURING, to the board of directors of ELITE.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of ELITE and CLIFFORD MANUFACTURING;

(b)    by either ELITE or CLIFFORD MANUFACTURING if there has been a material breach of any representation, warranty, covenant or agreement on the part of ELITE, CLIFFORD MANUFACTURING, as the case may be set forth in this

Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

7.2    Effect of Termination. In the event of termination of this Agreement by either ELITE or CLIFFORD MANUFACTURING as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.3    Amendment. This Agreement may be amended by mutual agreement of ELITE and CLIFFORD MANUFACTURING.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

7.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to ELITE:

3505-06 Edinburgh Tower

The Landmark

15 Queen’s Road Central, Hong Kong

Telephone: (852) 27362111

Facsimile:   (852) 27365511

(b)   If to CLIFFORD MANUFACTURING:

7/Fl., Chai Wan Industrial City, Phase 2

70 Wing Tai Road

Chai Wan, Hong Kong

Telephone: 28890183

Facsimile: 28892422

8.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.7    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.8    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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IN WITNESS WHEROF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Elite Artz, Inc. /s/ Lau Hing Bun
Lau Hing Bun, CEO and Director

Clifford Manufacturing Co. Ltd.
/s/ Lun Kee Pang
Lun Kee Pang Authorized Signatory

PARKADE International Limited
/s/ Lun Kee Pang
Lun Kee Pang Authorized Signatory

EXHIBIT A

ELITE ARTZ, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

The undersigned, the President of Elite Artz, Inc., a Nevada corporation (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation (pursuant to the authority granted and vested in it by the provisions of the Certificate of Incorporation of the Corporation).

On September 28, 2007, the Board of Directors adopted the following resolution:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation, this Board of Directors hereby authorizes the issuance of a series of Preferred Stock (the “Series A Preferred Stock”) which shall consist of 5,000,000 shares, and this Board of Directors hereby fixes the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:

TERMS OF SERIES A PREFERRED STOCK

Section 1.

Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

 “Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean the Liquidation Value set forth in Section 5.

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are explicitly senior in rights or liquidation preference to the Preferred Stock.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Share Exchange Agreement to which the Corporation and the original Holder  are parties, as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Corporation.

 “Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other  business entity of which the Corporation owns beneficially or of record more than 50% of the equity interest.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

Section 2.     Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series A Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 5,000,000 (which shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each a “Holder” and collectively, the “Holders”).  Each share of Preferred Stock shall have a par value of $0.001 per share.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3.

Dividends and Other Distributions.  No dividends shall be payable with respect to the Preferred Stock.  No dividends shall be payable with respect to the Common Stock while the Preferred Stock is outstanding.  The Common Stock shall not be redeemed while the Preferred Stock is outstanding.

Section 4.

Voting Rights and Holder Approvals. The Preferred Stock shall have voting rights equal in all aspects to the number of Common Stock represented by such Preferred Stock on an as converted basis and shall be entitled to vote on any and all matters brought to a vote of shareholders of Common Stock and all matters brought to a vote of shareholders of Preferred Stock. Furthermore, so long as any shares of Preferred Stock are outstanding:

a)       The Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Preferred Stock then outstanding, (A) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (B) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Preferred Stock, (C) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (D) increase the authorized number of shares of Preferred Stock, or (E) enter into any agreement with respect to the foregoing;

Section 5.

Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the original purchase price paid per share (the “Liquidation Value”) before any distribution or payment shall be made to the Holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Corporation shall mail written notice of any such Liquidation, not less than 70 days prior to the payment date stated therein, to each record Holder.

Section 6.

Conversion.

a)

Conversions at Option of Holder. Each share of Preferred Stock shall be initially convertible , into ten (10) shares of Common Stock (as adjusted as provided below, the “Conversion Ratio”) at the option of the Holders, subject to the availability of Common Shares, at any time and from time to time from and after the Original Issue Date.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Corporation of the stock certificate(s) representing the number of shares of Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Corporation by overnight delivery service (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.  The initial value of the Preferred Stock, on an as converted to Common Stock basis (calculated utilizing the Conversion Ratio), on the Conversion Date shall be equal to the par value.  If the initial Conversion Price is adjusted pursuant to Section 7 or as otherwise provided herein, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall equal the Liquidation Value divided by the new Conversion Price.  Thereafter, subject to any further adjustments in the Conversion Price, each share of Preferred Stock shall be convertible into that number of shares of Common Stock equal to the new Conversion Ratio.

b)

Reserved.

c)

Mechanics of Conversion

(i)

Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, as soon as practicable after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder (A) a certificate or certificates with 144 restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock or a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash).

i.

Obligation Absolute;.  The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained and shall remain in effect until the completion of arbitration/litigation of the dispute and the Corporation shall pay any proceeds to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

ii.

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will, as soon as practicable following the execution of the Purchase Agreement, and at all times thereafter, reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

iii.

Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock.

iv.

Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.

Certain Adjustments.

a)

Stock Dividends and Stock Splits.  If the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)

Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

c)

Notice to Holders.

i.

Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          ii

Special Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock other than ordinary cash dividends; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the  stock books of the Corporation, at least 70 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Any and all Conversion Shares issued or issuable upon conversion shall be entitled to share in such transaction notwithstanding the record date of such transaction so long as the Holders of the Preferred Stock elect to convert their shares of Preferred Stock into Conversion Shares prior to the expiration of such 70-day notice period.

Section 8.

Miscellaneous.

a)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address provided in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)

Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)

Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

d)

Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)

Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

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        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 28th day of September, 2007.

/s/ Lau Hing Bun Name: Lau Hing Bun. Title: President	/s/ Lau Hing Bun Name: Lau Hing Bun Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the "Common Stock"), of ELITE ARTZ, INC., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Common Stock owned prior to Conversion: _______________
Number of shares of Preferred Stock to be Converted: ________________________
Value of shares of Preferred Stock to be Converted: ____________________
Number of shares of Common Stock to be Issued: ___________________________
Certificate Number of Preferred Stock attached hereto:________________________
Number of Shares of Preferred Stock represented by attached certificate:__________

Number of shares of Preferred Stock subsequent to Conversion: ________________
[HOLDER] By:___________________________________ Name: Title:

ANNEX B

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to ___________________________ _________ shares of the preferred stock of Elite Artz, Inc. represented by certificate number _______ inclusive, standing in the name of the undersigned on the books of the company.

The undersigned does hereby irrevocably constitute and appoint Interwest Transfer Company, Inc. to transfer the said stock on the books of said company, with full power of substitution in the premises.

Dated this __________________________

__________________________________

By: _______________________________

Name: _____________________________

Title:______________________________